Exhibit 23.4
CONSENT OF ROSEN CONSULTING GROUP
     We hereby consent to the use of our name in the Registration Statement to be filed by Callahan Capital Properties, Inc. on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”) and the inclusion of market data collected and/or prepared by our firm wherever appearing in the Registration Statement, including but not limited to the references to our firm on the “Table of Contents” page and under the headings “Forward-Looking Statements,” “Our Business” and “Experts.”
Dated: December 9, 2009

Rosen Consulting Group
By:	/s/ Caroline R. Green
	Name:	Caroline R. Green
	Title:	Senior Vice President